EXHIBIT 1.1

FOR IMMEDIATE RELEASE

chinadotcom Posts 26% Q-o-Q Revenue Growth to US$45.1 Million and
38% Q-o-Q Increase in Gross Profit to US$26.1 Million

Revenue driven by strong growth in CRM software and IVR services
Acquisition of Ross Systems expected by end of August 2004

Financial Highlights for Q2 2004 vs. Q1 2004:

•	Total revenue including revenue from acquisitions rose 26% to US$45.1M, compared to US$35.9M in Q1 2004.

•	Gross profit increased 38% to US$26.1M from US$18.9M in Q1 2004.

•	Gross margin was 58%, increasing from 53% in Q1 2004.

•	Operating loss was US$2.4M, compared to operating income of US$2.2M in Q1 2004.

•	Net loss was US$0.6M, compared to net income of US$4.3M in Q1 2004.

•	Non-GAAP net income was US$4.1M, compared to US$6.0M for Q1 2004.

The differences between US GAAP operating loss and net loss, and non-GAAP operating income and net income were principally due to certain one-time, non-cash charges including (i) purchase accounting adjustments related to Pivotal and other acquisitions, including the revenue impact of deferred maintenance revenue write-downs and stock compensation expenses, and (ii) litigation settlement expenses.

Recent Highlights:

•	Strong core operating results, excluding purchase accounting adjustments, contributed from Pivotal, the company’s Customer Relationship Management (“CRM”) software division.

•	The company continued to make progress in its acquisition of Ross Systems, Inc. (“Ross”), a NASDAQ-listed Enterprise Resource Planning (“ERP”) software company. The meeting for Ross shareholders to vote on its Board of Directors’ recommendation to approve the merger with chinadotcom corporation will be held at 10:00 a.m. EDT on Wednesday, August 25, 2004. If the Ross shareholders approve the transaction, it would be expected to close on August 26, 2004.

Hong Kong, August 5, 2004 chinadotcom corporation (NASDAQ: CHINA; www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced its financial results for the second quarter of 2004 under US GAAP, which are supplemented by non-GAAP measures.

For the quarter ended June 30, 2004, the company reported record net revenues of US$45.1 million including from acquisitions, an increase of 144% from US$18.5 million reported in the same period in 2003 and an increase of 26% from US$35.9 million reported in the previous quarter. Software and consulting services revenues totaled US$34.7 million for the quarter including a full quarter of contribution from Pivotal, representing a 206% increase over US$11.3 million reported in the same period in 2003 and a 29% increase over US$26.9 million reported in the previous quarter. Mobile services and applications revenues totaled

FOR IMMEDIATE RELEASE

US$7.6 million for the quarter, a 50% increase from US$5.1 million reported in the same period in 2003 and a 17% increase over US$6.5 million reported in the previous quarter. The increase in mobile services and applications revenues was driven by a two month contribution from Go2joy and growth in mobile value-added services such as Interactive Voice Response (“IVR”) and Wireless Application Protocol (“WAP”). Total revenues from advertising and marketing activities were US$2.8 million, representing an increase of 78% from US$1.6 million reported in the same period in 2003 and a 17% sequential increase from US$2.4 million reported in Q1 2004.

Gross profit in Q2 2004 increased by 190% to US$26.1 million as compared to US$9.0 million in Q2 2003 and increased by 38% from US$18.9 million in the previous quarter. Gross margin in Q2 2004 was 58% as compared to 49% in Q2 2003 and 53% in the previous quarter.

Non-GAAP net income for Q2 2004 totaled US$4.1 million, compared to non-GAAP net income of US$4.1 million for the same period in 2003, and US$6.0 million for Q1 2004. Non-GAAP diluted earnings per share were 3.8 US cents for the quarter, compared to 4.2 US cents for the same period of 2003 and 5.6 US cents for the previous quarter. Non-GAAP net income excludes US$4.7 million of non-recurring, non-cash charges related principally to (i) purchase accounting adjustments related to the acquisition of subsidiaries, including the revenue impact of deferred maintenance revenues write-downs, the amortization of purchase intangibles and related deferred tax impact, and additional stock compensation expenses, and (ii) litigation settlement expenses.

Reconciliation of US GAAP results to non-GAAP results*

	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2003	March 31, 2004	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP results to non-GAAP results:
GAAP net income/(loss)	4,078	4,334	(642)

Add back revenue impact of deferred maintenance revenue write-down related to the acquisition of a subsidiary	—	—	946

Add back amortization of purchased intangibles related to the acquisition of subsidiaries	60	1,747	2,277

Add back stock compensation expenses related to the Acquisition of a subsidiary	—	27	827

Settlement of litigation	—	—	1,613

Add back deferred tax impact on purchased intangibles related to the acquisition of subsidiaries	—	(123)	(954)

Non-GAAP net income	4,138	5,985	4,067

*	The information presented in the results highlights herein should be read in conjunction with the description of non-GAAP Financial Measures outlined later in this press release and the more detailed financial statements included at the end of this press release.

On a US GAAP basis, a net loss was recorded in Q2 2004 of US$0.6 million compared to a net income of US$4.1 million for the same period in 2003, and a net income of US$4.3 million for Q1 2004. Diluted loss per share was 0.6 US cents for the quarter, compared to diluted earnings per share of 4.1 US cents for the same period of 2003 and 4.1 US cents for Q1 2004.

FOR IMMEDIATE RELEASE

Daniel Widdicombe, Chief Financial Officer, said, “We are pleased to report a solid quarter that, excluding one-time litigation and acquisition-related adjustments, met our financial and operational objectives. In the second quarter the company achieved record revenues, gross profit and gross profit margins, while continuing its transformation into a larger, more internationally-diversified entity.”

The company’s consolidated balance sheet at June 30, 2004 showed net cash and cash equivalents of US$270 million and 104.7 million common shares outstanding.

Software and Consulting Services

Software and consulting services revenues for Q2 2004 were up 29% to US$34.7M sequentially. Gross profit was up 54% quarter-on-quarter to US$18.5M with gross margins for the software and consulting services businesses attaining 53% as compared to 45% in Q1 2004. There were 63 new customers added to the software unit in Q2, increasing the company’s total customer base to approximately 2,650.

The company’s CRM division, Pivotal, achieved 21% sequential growth in license revenue, 12% sequential growth in overall revenues and added 33 new customers in the quarter to a total number of 1,744 customers. During the quarter, the company released Pivotal 5.1 with new usability and accessibility features including advanced email management, enhanced integration with Microsoft Office 2003, improved mobility, and support for global, multi-language marketing campaigns. The company also saw market validation in its vertical initiatives, with strong reviews of its healthcare and financial services products. Finally, the CRM division continued back office and facilities consolidation with the company, further planned its Greater China distribution strategy and engaged in cross selling opportunities with both the company’s Australian outsourcing unit and Ross.

“We are seeing strong momentum in our business, only a few short months after completing the acquisition of Pivotal by chinadotcom,” said Divesh Sisodraker, President and CEO, Pivotal. “Our core operating profitability, combined with chinadotcom’s strong balance sheet, now enables us to make incremental investments in our business. These investments will allow us to further differentiate our CRM products, strengthen our position in our vertical markets and enhance our ability to better serve our customers around the world.”

The company’s China enterprise software company added 30 new customers. The company also added 4 new channel partnerships in China. The company is gaining traction in China through its initiatives, which include direct sales activities and expanding its China-based software development facility to include development for its business intelligence and supply-chain management (“SCM”) products. On the sales front, the company closed two important ERP deals in China for the Ross iRenaissance product, Raybestos and Poly Plastics. The company has also made steady progress in expanding its Shanghai software development center.

The company’s SCM division reported solid operating results with sequential license revenue up 13% and operating margins improved to 48% from 41% in Q1 2004. Customers have reacted positively to the company’s acquisition of a majority stake in the SCM division, and the SCM division has retained 90% of its maintenance customers including major renewals by Starbucks, Canon, Albert Heijn, and British Airways.

The Australian application development and outsourcing unit continued its major client contracts and expanded the scope of its services by adding CRM, business intelligence, independent application testing and voice over IP consultancy services. In May 2004, it was awarded an international application testing contract for a key customer. The company has cautious optimism that the unit’s new offerings, combined

FOR IMMEDIATE RELEASE

with a changing Australian business environment, should result in an improved performance at the unit by the end of the year.

In connection with the company’s pending acquisition of Ross, the meeting date for Ross shareholders to vote on its Board of Directors’ recommendation to approve the merger with chinadotcom corporation has been set at 10:00 a.m. EDT on Wednesday, August 25, 2004. Shareholders of record as of the close of business on July 13, 2004 will receive notice and be entitled to vote on the merger. If Ross shareholders approve the merger, the transaction could close as early as August 26, 2004. Full details of the proposed transaction and the meeting were included in the proxy statement mailed on July 21, 2004 to holders of Ross shares as of July 13, 2004. The company believes that similar to Pivotal, there will likely be certain one-time, non-cash purchase accounting adjustments related to the Ross merger including the revenue impact of deferred maintenance revenue write-downs and stock compensation expense which could affect the company’s second half 2004 results.

Mobile Services and Applications

Mobile services and applications revenue grew 17% to US$7.6 million in Q2 2004 from US$6.5 million in Q1 2004. The company continued to benefit from its diversified product offerings in mobile value-added services. Revenues from 2.5G (MMS and WAP) products, IVR and other new services grew approximately 519% from US$0.2 million, or 4% of total mobile value-added services revenues for the first quarter, to US$1.5 million, or over 20% of total mobile value-added services revenues for the second quarter. However, total SMS revenues, including Go2joy’s SMS revenues contribution, decreased 3% from US$6.2 million in Q1 2004 to US$6.0 million in Q2 2004. Due to changes in the regulatory environment and policies of the mobile operators, the company saw a decline in its SMS revenues, excluding acquisitions, recording a drop of 11% from US$6.2 million in Q1 2004 to US$5.5 million in Q2 2004.

During the quarter, the company increased the number of provincial WAP sites from 9 in Q1 2004 to 14 in Q2 2004. In addition, the company has pursued an important initiative to increase the number of its services embedded on STK (SIM Tool Kit) cards offered by China Mobile and China Unicom in an effort to increase usage of the company’s services by STK users. At the end of Q2, 13 provincial China Mobile operators and 6 provincial China Unicom operators had selected the company’s services to be embedded into their STK cards.

As an initiative to further enhance its distribution network, the company has partnered with TV stations such as Phoenix Satellite to provide services including live and interactive quizzes, polling, and lucky draws via a user’s cellphone. The company has also signed licensing arrangements with leading domestic and international media companies whereby the company is authorized to use the content provided by these media companies in its mobile applications services.

During the second quarter, the company’s www.china.com portal successfully launched its exclusive online search function utilizing Yahoo!’s top search engine technology, “3721.” The web pages of the portal were revamped and upgraded to make the pages compatible with the new search engine. In addition, the World Economic Forum named the www.china.com portal as “One of the Most Valuable 500 Brands in China” in June 2004.

The www.china.com portal has been selected by the organizing committee of The 10th China National Games as the exclusive online partner for The 10th China National Games, which will be held in October 2005 in Jiangsu province, China. As the exclusive online partner for the event, the www.china.com portal was granted the right to build and support both official and commercial websites and develop related online

FOR IMMEDIATE RELEASE

activities for the entire event. Additionally, the portal has the right to provide mobile applications services for the event.

Raymond Ch’ien, Executive Chairman said, “I am encouraged by the continuing operational improvements made by our CRM division, Pivotal, and the strong uptake of our IVR services in China. Once the Ross merger is concluded, chinadotcom will have largely completed its transition from building scale through acquisitions to focus on operational integration, customer-driven product development and growth in our strategic sectors of enterprise software and mobile applications. I have confidence in the company’s future performance.”

Other Developments

The board of directors has agreed to extend CEO Peter Yip’s leave of absence, for medical reasons. Raymond Ch’ien, Executive Chairman has assumed CEO responsibilities. In addition, the company has commissioned a search for a senior manager to provide leadership in global integration processes.

Effective August 15, 2004, SVP of Finance and Administration Keith Oliver will assume the role of CFO from Daniel Widdicombe, who has resigned from the company. Mr. Oliver joined the company in January 2004 and has over 20 years of experience in the financial management field. He was CFO of Dentsu Young & Rubicam Asia for 4 years and spent 18 years with Philip Morris Asia where he held various key positions including Regional Vice President, Finance. He was the CFO at the company’s parent prior to listing on NASDAQ, from 1997 to 1998. Raymond Ch’ien said, “Dan helped steer the company exceptionally well through several challenging years; executing the plan to right size the company’s cost base and placing the company on a sound fiscal platform. I am pleased he will remain as an advisor to the company, and wish him well.”

In addition, Rudy Chan has resumed the position of CEO of hongkong.com subsequent to the resignation of former CEO of hongkong.com, John Xiao, who has relocated to the U.S. The company also announced the appointment of Albert Lam as COO of hongkong.com. Albert has over 20 years of experience in the Telecommunications and IT industries in North America and Greater China. He was previously COO of hongkong.com’s subsidiary, Newpalm, until December 2002 and seven years of his career were in senior management positions at Motorola within Greater China.

On June 1, 2004, the company reached a settlement with 24/7 Real Media, Inc (“24/7”) and their Chief Executive Officer, David Moore for the release of all claims and the termination of all litigation matters involving the two companies and their affiliates. 24/7 is a former shareholder of the company and Mr. Moore was a former director of the company. The settlement resulted in a net expense of US$1.6 million, which was recorded as a charge in Q2 2004.

Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the company uses non-GAAP financial measures for net income and other line items, which are adjusted from results based on GAAP, to exclude adjustments related to purchase accounting and litigation expenses, in analyzing its financial results. These non-GAAP measures are provided to enhance the user’s overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain adjustments that did not or are not in the future expected to result in cash payments and certain adjustments that are related to purchase accounting or litigation settlement. In particular, the adjusted presentation may be useful for investors to assess the impact of recent and future acquisitions. Although the company has

FOR IMMEDIATE RELEASE

historically reported US GAAP results to investors, the company believes the inclusion of non-GAAP financial measures provides further clarity in its financial reporting. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measures.

The company’s US GAAP net income for the quarter ended June 30, 2004 included the following items: (i) a US$946,000 revenue impact of deferred maintenance revenue write-downs related to the acquisition of a subsidiary; (ii) US$2.3 million additional amortization of purchased intangible assets related to the acquisition of subsidiaries; (iii) US$827,000 stock compensation expenses related to the acquisition of a subsidiary; (iv) US$1.6 million in net expenses related to a litigation settlement; and (v) a US$954,000 credit of deferred tax on purchased intangibles related to the acquisition of subsidiaries.

For the quarters ended March 31, 2004 and June 30, 2003, respectively, the company’s US GAAP net income included the following items: (i) US$1.7 million and US$60,000, respectively, of additional amortization of purchased intangible assets related to the acquisition of subsidiaries; (ii) US$27,000 and zero, respectively, of stock compensation expense related to the acquisition of a subsidiary; (iii) US$123,000 and zero, respectively, of credits of deferred tax on purchased intangibles related to the acquisition of subsidiaries.

Conference Call

chinadotcom will hold a conference call to review its second quarter 2004 results at 9:00 am EDT on Thursday, August 5, 2004 (9:00 pm on August 5, Hong Kong time). Investors can call:

USA and CANADA Toll Free Number:	+1-877-692-2592
US Toll Number:	+1-973-582-2700
UK Toll Free Number:	0800-0689199
AUSTRALIA Toll Free Number:	1800-003163
CHINA Toll Free Number:	10800-1300432
HONG KONG Toll Number:	800-903265

The passcode is Q2 2004 China and the call leader is Raymond Ch’ien. Alternatively the conference call can be heard via the Internet at:

http://www.talkpoint.com/viewer/starthere.asp?pres=107238

For those unable to call in or listen to the live broadcast via the web, a replay will be available after the call at www.corp.china.com under INVESTOR RELATIONS or via Instant Replay by calling US Toll Number: 973-341-3080, US and CANADA Toll Free Number: 877-519-4471, or UK Toll Free Number: 08001693875. The passcode for the Instant Replay is 4999888.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,400 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website www.corp.china.com.

Cautionary Note Regarding Forward-Looking Statements

FOR IMMEDIATE RELEASE

This release contains forward-looking statements that involve risks and uncertainties, including those relating to the company’s ability to successfully transition its operations to focus to grow its software and mobile applications businesses, sustain revenues, make progress in its financial results, reduce cash usage from existing operations, migrate to higher margin services and sustain profitability. All statements other than statements of historical fact, including those with respect to the company’s goals, plans, prospects and strategies are forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to realize strategic objectives by taking advantage of market opportunities in its geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate its operations or new acquisitions in accordance with its business strategy; (d) the effects of restructurings and the ability to successfully support its operations; (e) the potential negative reaction by customers or shareholders to reduced market capitalization; (f) the ability to recruit and retain qualified, experienced employees; (g) the ability to successfully partner with other companies; (h) the ability to acquire additional companies and technologies and manage an increasingly broad range of businesses; (i) reduced importance of certain of its shareholders and existing operations; (j) the ceasing of funding to certain business units who do not meet stated objectives and the consequent related ramifications thereof; (k) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of its software; (l) increased global competition; (m) the ability to manage regulatory and litigation risks; (n) the ability to rationalize its operations in a cost effective manner, particularly as related to certain subsidiaries and employees; (o) technological changes and developments; (p) general risks of the software, mobile applications, Internet and marketing sectors; and (q) the uncertain economic and political climate in Asia, the United States and throughout the rest of the world and the potential that such climate may deteriorate further.

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings or submissions with the United States Securities and Exchange Commission, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004.

For further information, please contact:

Media Relations	Investor Relations
Jane Cheng, Public Relations	Craig Celek, VP Investor Relations
Tel : (852) 2961 2750	Tel : 1 (212) 661 2160
Fax : (852) 2571 0410	Fax : 1 (973) 591 9976
e-mail : jane.cheng@hk.china.com	e-mail : craig.celek@hk.china.com

chinadotcom corporation
Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended	Quarter Ended
	March 31, 2004	June 30, 2004
	(unaudited)	(unaudited)
Revenues
Software and consulting services	26,887	34,717
Mobile services and applications	6,467	7,580
Advertising and marketing activities	2,384	2,791
Other income	121	60

	35,859	45,148

Cost of revenues
Software and consulting services	(14,874)	(16,185)
Mobile services and applications	(1,053)	(1,651)
Advertising and marketing activities	(981)	(1,119)
Other income	(70)	(54)

	(16,978)	(19,009)

Gross profit	18,881	26,139
Gross Margin %	53%	58%

Selling, general and administrative expenses	(13,690)	(21,092)
Research and development expenses	(674)	(4,549)
Depreciation and amortization expenses	(2,315)	(2,866)

	(16,679)	(28,507)

Operating income/(loss)	2,202	(2,368)

Interest income	2,797	2,404
Interest expense	(392)	(492)
Gain on disposal of available-for-sale securities	299	47
Impairment of available-for-sale securities	—	(373)
Gain/(loss) on disposal of subsidiaries and investments	53	(29)
Other non-operating gains	—	—
Other non-operating losses	—	—
Share of income in equity investees	6	—

Income/(loss) before income taxes	4,965	(811)

Income taxes benefits/(expenses)	(19)	752

Income/(loss) before minority interests	4,946	(59)

Minority interests in income of consolidated subsidiaries	(665)	(583)

Income/(loss) from continuing operations	4,281	(642)

Discontinued operations
Loss from operations	—	—
Income from disposal	53	—

Net income/(loss)	4,334	(642)

Basic earnings/(losses) per share	0.0422	(0.0062)

Diluted earnings/(losses) per share	0.0406	(0.0062)

Weighted average number of shares	102,611,756	104,252,061
Diluted number of shares	106,788,279	104,252,061

Reconciliation from GAAP results to non-GAAP results:
GAAP net income/(loss)	4,334	(642)
Add back revenue impact of deferred maintenance revenue write down related to the acquisition of a subsidiary	—	946
Add back amortization of purchased intangibles related to the acquisition of subsidiaries	1,747	2,277
Add back stock compensation expenses related to the acquisition of a subsidiary	27	827
Settlement of litigation with 24/7 Media Inc.	—	1,613
Add back deferred tax impact on purchased intangibles related to the acquisition of subsidiaries	(123)	(954)

Non-GAAP net income	5,985	4,067

chinadotcom corporation
Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended	Quarter Ended
	June 30, 2003	June 30, 2004
	(unaudited)	(unaudited)
Revenues
Software and consulting services	11,327	34,717
Mobile services and applications	5,056	7,580
Advertising and marketing activities	1,565	2,791
Other income	540	60

	18,488	45,148

Cost of revenues
Software and consulting services	(7,899)	(16,185)
Mobile services and applications	(692)	(1,651)
Advertising and marketing activities	(707)	(1,119)
Other income	(172)	(54)

	(9,470)	(19,009)

Gross profit	9,018	26,139
Gross Margin %	49%	58%

Selling, general and administrative expenses	(6,610)	(21,092)
Research and development expenses	—	(4,549)
Depreciation and amortization expenses	(1,545)	(2,866)

	(8,155)	(28,507)

Operating income/(loss)	863	(2,368)

Interest income	3,364	2,404
Interest expense	(273)	(492)
Gain on disposal of available-for-sale securities	1,343	47
Impairment of available-for-sale securities	—	(373)
Gain/(loss) on disposal of subsidiaries and investments	(182)	(29)
Other non-operating gains	—	—
Other non-operating losses	(632)	—
Share of income in equity investees	11	—

Income/(loss) before income taxes	4,494	(811)

Income taxes benefits/(expenses)	(604)	752

Income/(loss) before minority interests	3,890	(59)

Minority interests in income of consolidated subsidiaries	(136)	(583)

Income/(loss) from continuing operations	3,754	(642)

Discontinued operations
Loss from operations	(1,976)	—
Income from disposals	2,300	—

Net income/(loss)	4,078	(642)

Basic earnings/(losses) per share	0.0409	(0.0062)

Diluted earnings/(losses) per share	0.0409	(0.0062)

Weighted average number of shares	99,813,334	104,252,061
Diluted number of shares	99,813,334	104,252,061

Reconciliation from GAAP results to non-GAAP results:
GAAP net income/(loss)	4,078	(642)
Add back revenue impact of deferred maintenance revenue write down related to the acquisition of a subsidiary	—	946
Add back amortization of purchased intangibles related to the acquisition of subsidiaries	60	2,277
Add back stock compensation expenses related to the acquisition of a subsidiary	—	827
Settlement of litigation with 24/7 Media Inc.	—	1,613
Add back deferred tax impact on purchased intangibles related to the acquisition of subsidiaries	—	(954)

Non-GAAP net income	4,138	4,067

chinadotcom corporation
Consolidated Balance Sheets
(Amounts in thousands of U.S. dollars)

	March 31,	June 30,
	2004	2004
	(unaudited)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	125,510	93,023
Restricted cash	5,931	5,555
Accounts receivable	25,837	28,582
Deposits, prepayments and other receivables	13,355	12,631
Loan receivables	1,200	1,200
Available-for-sale debt securities	118,119	156,974
Restricted debt securities	92,656	30,620
Deferred tax assets	240	240

Total current assets	382,848	328,825
Loan receivables	25,000	25,000
Property and equipment, net	8,789	9,384
Goodwill	121,838	127,323
Intangible assets	67,730	64,508
Investment in equity investees	439	330
Investments under cost method	609	256
Available-for-sale debt securities	9,700	9,700
Restricted debt securities	11,908	11,880
Available-for-sale equity securities	690	464
Deferred tax assets	305	1,136
Other assets	4,469	4,865

Total assets	634,325	583,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	7,835	13,020
Other payables	3,897	4,121
Purchase consideration payable	—	—
Accrued liabilities	41,819	36,254
Short-term bank loans	77,180	26,152
Long-term bank loans, current portion	171	171
Deferred revenue	20,717	20,004
Income tax payable	1,011	873

Total current liabilities	152,630	100,595

Deferred tax liabilities	1,206	1,082
Long term debts, net of current portion	11,574	11,446
Accrued pension liability	2,005	1,748
Minority interests	46,648	46,829

Shareholders’ equity:
Share capital	26	26
Additional paid-in capital	639,108	644,120
Treasury stock	(4,067)	(4,067)
Accumulated deficits	(214,559)	(215,201)
Accumulated other comprehensive income	(246)	(2,907)

Total shareholders’ equity	420,262	421,971

Total liabilities and shareholders’ equity	634,325	583,671

Number of outstanding shares	103,982,109	104,696,654

chinadotcom corporation
Reconciliation of GAAP to non-GAAP Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended March 31, 2004				Quarter Ended June 30, 2004
	GAAP			non-GAAP	GAAP			non-GAAP
	results	Adjustments		results	results	Adjustments		results
	(unaudited)			(unaudited)	(unaudited)			(unaudited)

Revenues
Software and consulting services	26,887			26,887	34,717	946	A	35,663
Mobile services and applications	6,467			6,467	7,580			7,580
Advertising and marketing activities	2,384			2,384	2,791			2,791
Other income	121			121	60			60

	35,859	—		35,859	45,148	946		46,094

Cost of revenues
Software and consulting services	(14,874)	641	B	(14,233)	(16,185)	617	B	(15,568)
Mobile services and applications	(1,053)			(1,053)	(1,651)			(1,651)
Advertising and marketing activities	(981)			(981)	(1,119)			(1,119)
Other income	(70)			(70)	(54)			(54)

	(16,978)	641		(16,337)	(19,009)	617		(18,392)

Gross profit	18,881	641		19,522	26,139	1,563		27,702
Gross Margin %	53%			54%	58%	165%		60%

Selling, general and administrative expenses	(13,690)	27	C	(13,663)	(21,092)	2,440	C,D	(18,652)
Research and development expenses	(674)			(674)	(4,549)			(4,549)
Depreciation and amortization expenses	(2,315)	1,106	B	(1,209)	(2,866)	1,660	B	(1,206)

	(16,679)	1,133		(15,546)	(28,507)	4,100		(24,407)

Operating income/(loss)	2,202	1,774		3,976	(2,368)	5,663		3,295

Interest income	2,797			2,797	2,404			2,404
Interest expense	(392)			(392)	(492)			(492)
Gain on disposal of available-for-sale securities	299			299	47			47
Impairment of available-for-sale securities	—			—	(373)			(373)
Gain/(loss) on disposal of subsidiaries and investments	53			53	(29)			(29)
Other non-operating gains	—			—	—			—
Other non-operating losses	—			—	—			—
Share of income in equity investees	6			6	—			—

Income/(loss) before income taxes	4,965	1,774		6,739	(811)	5,663		4,852

Income taxes benefits/(expenses)	(19)	(123	)E	(142)	752	(954	)E	(202)

Income/(loss) before minority interests	4,946	1,651		6,597	(59)	4,709		4,650

Minority interests in income of consolidated subsidiaries	(665)			(665)	(583)			(583)

Income/(loss) from continuing operations	4,281	1,651		5,932	(642)	4,709		4,067

Discontinued operations
Loss from operations	—			—	—			—
Income from disposal	53			53	—			—

Net income/(loss)	4,334	1,651		5,985	(642)	4,709		4,067

Basic earnings/(losses) per share	0.0422			0.0583	(0.0062)			0.0390

Diluted earnings/(losses) per share	0.0406			0.0560	(0.0062)			0.0380

Weighted average no. of shares	102,611,756			102,611,756	104,252,061			104,252,061
Diluted no. of shares	106,788,279			106,788,279	104,252,061			107,115,957

non-GAAP adjustments:

A)	Add back revenue impact of deferred maintenance revenue write down related to the acquisition of a subsidiary.

B)	Add back amortization of purchased intangibles related to the acquisition of subsidiaries.

C)	Add back stock compensation expenses related to the acquisition of a subsidiary of $27 for quarter ended March 31, 2004 and $827 for quarter ended June 30, 2004

D)	Settlement of litigation with 24/7 Media Inc. of $1,613 for the quarter ended June 30, 2004.

E)	Add back deferred tax impact on purchased intangibles related to the acquisition of subsidiaries.

chinadotcom corporation
Reconciliation of GAAP to non-GAAP Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended June 30, 2003				Quarter Ended June 30, 2004
	GAAP			non-GAAP	GAAP			non-GAAP
	results	Adjustments		results	results	Adjustments		results
	(unaudited)			(unaudited)	(unaudited)			(unaudited)

Revenues
Software and consulting services	11,327			11,327	34,717	946	A	35,663
Mobile services and applications	5,056			5,056	7,580			7,580
Advertising and marketing activities	1,565			1,565	2,791			2,791
Other income	540			540	60			60

	18,488	—		18,488	45,148	946		46,094

Cost of revenues
Software and consulting services	(7,899)	60	B	(7,839)	(16,185)	617	B	(15,568)
Mobile services and applications	(692)			(692)	(1,651)			(1,651)
Advertising and marketing activities	(707)			(707)	(1,119)			(1,119)
Other income	(172)			(172)	(54)			(54)

	(9,470)	60		(9,410)	(19,009)	617		(18,392)

Gross profit	9,018	60		9,078	26,139	1,563		27,702
Gross Margin %	49%			49%	58%	165%		60%

Selling, general and administrative expenses	(6,610)			(6,610)	(21,092)	2,440	C, D	(18,652)
Research and development expenses	—			—	(4,549)			(4,549)
Depreciation and amortization expenses	(1,545)			(1,545)	(2,866)	1,660	B	(1,206)

	(8,155)	—		(8,155)	(28,507)	4,100		(24,407)

Operating income/(loss)	863	60		923	(2,368)	5,663		3,295

Interest income	3,364			3,364	2,404			2,404
Interest expense	(273)			(273)	(492)			(492)
Gain on disposal of available-for-sale securities	1,343			1,343	47			47
Impairment of available-for-sale securities	—			—	(373)			(373)
Gain/(loss) on disposal of subsidiaries and investments	(182)			(182)	(29)			(29)
Other non-operating gains	—			—	—			—
Other non-operating losses	(632)			(632)	—			—
Share of income in equity investees	11			11	—			—

Income/(loss) before income taxes	4,494	60		4,554	(811)	5,663		4,852

Income taxes benefits/(expenses)	(604)			(604)	752	(954	)E	(202)

Income/(loss) before minority interests	3,890	60		3,950	(59)	4,709		4,650

Minority interests in income of consolidated subsidiaries	(136)			(136)	(583)			(583)

Income/(loss) from continuing operations	3,754	60		3,814	(642)	4,709		4,067

Discontinued operations
Loss from operations	(1,976)			(1,976)	—			—
Income from disposals	2,300			2,300	—			—

Net income/(loss)	4,078	60		4,138	(642)	4,709		4,067

Basic earnings/(losses) per share	0.0409			0.0415	(0.0062)			0.0390

Diluted earnings/(losses) per share	0.0409			0.0415	(0.0062)			0.0380

Weighted average no. of shares	99,813,334			99,813,334	104,252,061			104,252,061
Diluted no. of shares	99,813,334			99,813,334	104,252,061			107,115,957

non-GAAP adjustments:

A)	Add back revenue impact of deferred maintenance revenue write down related to the acquisition of a subsidiary.

B)	Add back amortization of purchased intangibles related to the acquisition of subsidiaries.

C)	Add back stock compensation expenses related to the acquisition of a subsidiary of $827 for quarter ended June 30, 2004

D)	Settlement of litigation with 24/7 Media Inc. of $1,613 for the quarter ended June 30, 2004.

E)	Add back deferred tax impact on purchased intangibles related to the acquisition of subsidiaries.